Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 14, 2012, relating to the statement of revenues and certain expenses for the Promenade Corporate Center for the year ended December 31, 2011 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K of Excel Trust, Inc. filed with the U.S. Securities and Exchange Commission on May 14, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, CA
May 14, 2012